Exhibit 10.11

EXECUTION COPY

CREDIT AGREEMENT

dated as of

March 25, 2004

among

AXIS CAPITAL HOLDINGS LIMITED,

The SUBSIDIARY CREDIT PARTIES Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK,

as Administrative Agent

$750,000,000

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

BARCLAYS BANK PLC,

as Syndication Agent

CITIBANK, N.A.,

ING BANK N.V.,

WACHOVIA BANK, N.A., and

HSBC BANK USA,

as Co-Documentation Agents

i

SCHEDULE 1.01	-	Commitments
SCHEDULE 2.12	-	Approved Subsidiary Credit Parties
SCHEDULE 3.06(a)	-	Litigation
SCHEDULE 3.14	-	Subsidiaries
SCHEDULE 6.02	-	Liens
SCHEDULE 6.05	-	Indebtedness

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Subsidiary Joinder Agreement
Exhibit C	-	Form of Process Agent Acceptance Letter
Exhibit D	-	Form of Subsidiary Credit Party Termination Notice
Exhibit E-1	-	Form of Opinion of Conyers Dill & Pearman, Bermuda Counsel to AXIS Capital and AXIS Specialty
Exhibit E-2	-	Form of Opinion of New York counsel to the Credit Parties
Exhibit E-3	-	Form of Opinion of Irish Counsel to AXIS Re and AXIS Specialty Europe
Exhibit F	-	Form of Opinion of Special New York Counsel to JPMCB
Exhibit G	-	Form of Confirming Lender Agreement

CREDIT AGREEMENT dated as of March 25, 2004, among AXIS CAPITAL HOLDINGS LIMITED, a Bermuda limited liability corporation, the SUBSIDIARY CREDIT PARTIES party hereto (or that shall become party hereto from time to time pursuant to Section 2.12), the LENDERS party hereto and JPMORGAN CHASE BANK, as Administrative Agent.

AXIS Capital (as hereinafter defined) has requested that the Lenders (as so defined) make loans and extend credit to it and certain of its Subsidiaries in an aggregate principal or face amount not exceeding $750,000,000 at any one time outstanding, and the Lenders are prepared to extend such credit upon the terms and conditions hereof.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Party” means any of AXIS Capital and the Subsidiary Account Parties, as the context may require, and “Account Parties” means all of the foregoing.

“Acquisition” means, as to any Person, any transaction or series of related transactions pursuant to which such Person acquires (i) a majority of the voting shares of another Person, (ii) all or any substantial part of the assets or business of another Person, or (iii) any assets that constitute a division or operating unit of another Person (whether by way of purchase of assets or stock, including any tender for outstanding shares of stock, by merger or consolidation, or otherwise).

“Additional Margin” means, with respect to any Eurodollar Loan, the rate per annum specified under the caption “Additional Margin” in the table contained in the definition of “Applicable Rate” in this Section or otherwise determined in accordance with such definition.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Insurance Regulatory Authority” means, with respect to any Insurance Company, the insurance department or similar administrative authority or agency of the jurisdiction in which such Insurance Company is domiciled.

“Applicable Margin” means, with respect to any Eurodollar Loan, the rate per annum specified under the caption “Applicable Margin” in the table contained in the definition of “Applicable Rate” in this Section or otherwise determined in accordance with such definition.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the total Credit Exposures or, if no Letters of Credit or Loans are outstanding, the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to the commitment fees payable hereunder, the letter of credit fees payable hereunder or the interest margins applicable to Eurodollar Loans, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee”, “Letter of Credit Fee” or, with respect to such interest margins, “Applicable Margin” and/or “Additional Margin”, respectively, based upon the S&P Rating on such date:

S&P Rating	Commitment Fee	Letter of Credit Fee	Applicable Margin (for Eurodollar Loans only)	Additional Margin (for Eurodollar Loans only)
A+ or higher	0.08%	0.40%	0.40%	0.10%
A	0.10%	0.50%	0.50%	0.125%
A-	0.125%	0.625%	0.625%	0.125%
Less than A- or unrated	0.175%	0.875%	0.875%	0.125%

For purposes of the foregoing, if the S&P Rating shall be changed (other than as a result of a change in the rating system of S&P), such change shall be effective as of the date on which it is first announced by S&P.  Each change in the Applicable Rate shall apply during the period commencing on such effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system for the S&P Rating shall change or if S&P shall cease to be in the business of providing insurer financial strength ratings, AXIS Capital and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of such a rating from S&P and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the S&P Rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“AXIS Capital” means AXIS Capital Holdings Limited, a Bermuda limited liability corporation.

“AXIS Re” means AXIS Re Limited, an Irish limited liability company.

“AXIS Specialty” means AXIS Specialty Limited, a Bermuda limited liability corporation.

“AXIS Specialty Europe” means AXIS Specialty Europe Limited, an Irish limited liability company.

“Benefit Plan” means (a) any Plan or (b) any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by AXIS Capital or any of its Subsidiaries, with respect to which AXIS Capital or such Subsidiary has an obligation to contribute, for the benefit of employees of AXIS Capital or such Subsidiary, which plan, fund or other similar program provides, or results in, the type of benefits described in Section 3(2) of ERISA and is not subject to ERISA or the Code.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of AXIS Capital and the Subsidiary Borrowers, as the context may require, and “Borrowers” means all of the foregoing.

“Borrowing” means, with respect to any Borrower, (a) all ABR Loans of such Borrower made, converted or continued on the same date or (b) all Eurodollar Loans of such Borrower that have the same Interest Period.

“Borrowing Request” means a request by a Borrower for a Borrowing consisting of Loans in accordance with Section 2.06.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City or Bermuda are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by a Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of AXIS Capital; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of AXIS Capital by Persons who were neither (i) nominated by the board of directors of AXIS Capital nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of AXIS Capital by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to (a) issue Syndicated Letters of Credit and/or acquire participations in Participated Letters of Credit and/or (b) to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder.  The initial amount of each Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, but in each case as such Commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) increased from time to time pursuant to Section 2.09(c).  The initial aggregate amount of the Lenders’ Commitments is $750,000,000.

“Commitment Termination Date” means March 26, 2007.

“Commitment Utilization Day” means any day on which the aggregate outstanding principal amount of Loans shall equal or exceed 50% of the Revolving Credit Sublimit (whether or not the Commitments shall have terminated on or prior to such day).

“Confirming Lender” means, with respect to any Lender, any other bank listed on the NAIC Lender List that has agreed, by delivery of an agreement between such Lender and such other bank in substantially the form of Exhibit G or such other agreement in form and substance satisfactory to the Administrative Agent, that such other bank will itself honor the obligations of such Lender in respect of a draft complying with the terms of a Syndicated Letter of Credit, as if, and to the extent, such other bank were an “issuing lender” (in place of such Lender) named in such Syndicated Letter of Credit.

“Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of AXIS Capital and its Subsidiaries at such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means, collectively, (a) this Agreement, (b) the Letter of Credit Documents and (c) any Subsidiary Joinder Agreements.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Party” means an Account Party or a Borrower.

“Credit Party Jurisdiction” means, with respect to any Credit Party, any of (a) the jurisdictions of its organization and (b) any other country or countries (i) where such Credit Party is licensed or qualified to do business or (ii) from or through which payments hereunder are made by such Credit Party.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designation Date” has the meaning assigned to such term in Section 2.12(a).

“Disposition” has the meaning assigned to such term in Section 6.01(c).

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class of, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with AXIS Capital, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by AXIS Capital or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by AXIS Capital or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by AXIS Capital or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by AXIS Capital or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from AXIS Capital or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the

United States of America or any similar Tax imposed by any other jurisdiction in which any Credit Party is located or (c) with respect to any Lender (other than an assignee pursuant to a request by AXIS Capital pursuant to Section 2.20(b)) any withholding Tax that (i) is in effect and would apply to amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), other than any withholding Tax imposed on any payment to any Lender to the extent such Lender (or its assignee, as the case may be) was entitled, at the time of designation of a new lending office (or assignment, as the case may be) to receive additional amounts from any Credit Party with respect to such withholding Tax pursuant to Section 2.18(a) or (ii) is attributable to such Lender’s failure or inability to comply with Section 2.18(e).

“Existing Credit Agreement” means the $550,000,000 Credit Agreement dated as of March 27, 2003 among AXIS Capital, certain of its Subsidiaries, the lenders party thereto and JPMCB, as administrative agent.

“Existing Letter of Credit” means each syndicated letter of credit under (and as defined in) the Existing Credit Agreement which is outstanding as of the Effective Date.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of AXIS Capital.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Bermuda or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that Indebtedness shall not include (x) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business and (y) obligations with respect to Policies.

“Indemnified Taxes” means Taxes (including Other Taxes) imposed on the Administrative Agent or any Lender on or with respect to any payment hereunder or the execution, delivery or enforcement of, or otherwise with respect to this Agreement other than Excluded Taxes.

“Insurance Company” means any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any jurisdiction which regulates insurance and/ or reinsurance companies or the doing of an insurance and/ or reinsurance business therein.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person (excluding any Guarantee or other contingent obligation arising in the ordinary course of such Person’s business as a reinsurance company) and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Swap Agreement.

“Investment Guidelines” means, with respect to any Credit Party, the “Statement of Investment Policy and Objectives” of such Credit Party (a) as in effect on, and delivered to the Adminstrative Agent on or prior to, the Effective Date or (b) delivered to the Administrative Agent pursuant to clause (ii) of the last sentence of Section 2.12(a), as applicable, in each case as may be changed from time to time by a resolution duly adopted by the board of directors of such Credit Party (or any committee thereof).

“Issuing Lender” means (a) with respect to any Syndicated Letter of Credit, each Lender, in its capacity as an issuer under such Syndicated Letter of Credit, and (b) with respect to any Participated Letter of Credit, JPMCB, in its capacity as the issuer of such Participated Letter of Credit hereunder, and its successors in such capacity as provided in Section 2.04(k).

“JPMCB” means JPMorgan Chase Bank.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“LC Disbursement” means (a) with respect to any Participated Letter of Credit, a payment made by the Issuing Lender pursuant thereto and (b) with respect to any Syndicated Letter of Credit, a payment made by a Lender pursuant thereto.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a Lender party hereto pursuant to an Assignment and Assumption or an agreement under Section 2.09(c), other than any such Person that ceases to be a Lender party hereto pursuant to an Assignment and Assumption.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit” means each of the Syndicated Letters of Credit and the Participated Letters of Credit.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Person serving as the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, pledge, lien, hypothecation, security interest, charge or other encumbrance or security arrangement of any nature whatsoever in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to Section 2.05.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of AXIS Capital and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or any of the other Credit Documents or (c) the validity of this Agreement or any of the other Credit Documents or the rights of or benefits available to the Administrative Agent and/or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of AXIS Capital and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Approved Lender” means (a) any Lender that is a bank listed on the most current Bank List of banks approved by the NAIC (the “NAIC Lender List”) or (b) any Lender as to which its Confirming Lender is a bank listed on the NAIC Lender List.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Participated Letters of Credit” means letters of credit issued under Section 2.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means, with respect to any Credit Party, investments made consistent with, and subject to, the Investment Guidelines of such Credit Party; provided that the aggregate amount of Permitted Investments with respect to any Credit Party in non-fixed income investments shall not exceed 20% of the aggregate amount of all Permitted Investments with respect to such Credit Party at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which AXIS Capital or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Policies” means all insurance and reinsurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Insurance Company and any coinsurance agreements entered into or to be entered into by an Insurance Company.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to AXIS Capital, in whole or in part.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of AXIS Capital or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of AXIS

Capital or any option, warrant or other right to acquire any such shares of capital stock of AXIS Capital.

“Revolving Credit Sublimit” has the meaning assigned to such term in Section 2.05(a).

“SAP” means, as to each Insurance Company, the statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority for the preparation of its financial statements and other reports by insurance corporations of the same type as such Insurance Company in effect on the date such statements or reports are to be prepared, except if otherwise notified by AXIS Capital pursuant to Section 1.03.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“S&P” means Standard & Poor’s Ratings Services.

“S&P Rating” means, at any time, the then current financial strength rating of AXIS Specialty Limited by S&P.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Person serving as the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Statement” means, for any Insurance Company, for any fiscal year of such Insurance Company, the most recent annual statement filed with the Applicable Insurance Regulatory Authority, which annual statements shall be prepared in accordance with SAP.

“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, “Subsidiary” means a Subsidiary of AXIS Capital.

“Subsidiary Account Party” means each Subsidiary that is listed under the caption “Subsidiary Credit Parties” on the signature pages hereof and each other Subsidiary that shall become a Subsidiary Account Party pursuant to Section 2.12, in each case so long as such Subsidiary shall remain a Subsidiary Account Party hereunder.

“Subsidiary Borrower” means each Subsidiary that is listed under the caption “Subsidiary Credit Parties” on the signature pages hereof and each other Subsidiary that shall become a Subsidiary Borrower pursuant to Section 2.12, in each case so long as such Subsidiary shall remain a Subsidiary Borrower hereunder.

“Subsidiary Credit Party” means a Subsidiary Account Party or a Subsidiary Borrower.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement entered into by AXIS Capital and a Subsidiary pursuant to Section 2.12, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Supplemental Commitment Date” has the meaning assigned to such term in Section 2.09(c).

“Supplemental Lender” has the meaning assigned to such term in Section 2.09(c).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of AXIS Capital or its Subsidiaries shall be a Swap Agreement.

“Syndicated Letters of Credit” means letters of credit issued pursuant to Section 2.01.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Funded Debt” means, at any time, all Indebtedness of AXIS Capital and its Subsidiaries which would at such time be classified in whole or in part as a liability on the consolidated balance sheet of AXIS Capital in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Syndicated Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.  Accounting Terms; GAAP and SAP; Fiscal Year.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if AXIS Capital notifies the Administrative Agent that AXIS Capital requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies AXIS Capital that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.   To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, AXIS Capital will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

ARTICLE II

THE CREDITS

SECTION 2.01.  Syndicated Letters of Credit.

(a)  General.  Subject to the terms and conditions set forth herein, at the request of an Account Party each Lender agrees at any time and from time to time during the Availability Period to issue Syndicated Letters of Credit denominated in Dollars for account of such Account Party in an aggregate amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the total Credit Exposures exceeding the total Commitments.  Each Syndicated Letter of Credit shall be in such form as such Account Party shall request and which (x) the Administrative Agent shall determine in good faith and on a commercially reasonable basis does not contain any obligations, or diminish any rights, of any Lender with respect thereto that are inconsistent with the terms hereof or (y) the Required Lenders shall approve; provided that, without the prior consent of each Lender, no Syndicated Letter of Credit may be issued that would vary the several (and not joint) nature of the obligations of the Lenders thereunder as provided in Section 2.01(e).  Each Syndicated Letter of Credit shall be issued by all of the Lenders, acting through the Administrative Agent, at the time of issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint as provided in Section 2.01(e).

(b)  Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Syndicated Letter of Credit (or the amendment, renewal or extension of an outstanding Syndicated Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent (if by hand delivery or telecopy, not later than 11:00 a.m., New York City time, one Business Day prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Syndicated Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Syndicated Letter of Credit.  If any Syndicated Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the Administrative Agent gives notice in accordance with the terms of such Syndicated Letter of Credit that such expiry date shall not be extended, then the Administrative Agent will give such notice if requested to do so by the Required Lenders in a notice given to the Administrative Agent not more than 60 days, but not less than 45 days, prior to the current expiry date of such Syndicated Letter of Credit; provided that, unless all of the Lenders shall otherwise agree, if any Syndicated Letter of Credit is outstanding on the Commitment Termination Date, the Administrative Agent shall thereafter give such notice of non-extension in accordance with the terms of such Syndicated Letter of Credit.  If requested by the Administrative Agent, an Account Party also shall submit a letter of credit application on JPMCB’s standard form in connection with any request for a Syndicated Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by an Account Party to, or entered into by an Account Party with, the Administrative Agent relating to any Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.

(c)  Limitations on Amounts.  A Syndicated Letter of Credit shall be issued, amended, renewed or extended only if (and upon such issuance, amendment, renewal or extension of each Syndicated Letter of Credit the applicable Account Party shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (A) the aggregate Credit Exposure of the Lenders shall not exceed the aggregate amount of the Commitments and (B) the Credit Exposure of each Lender at the time outstanding shall not exceed the Commitment of such Lender.

(d)  Expiry Date.  Each Syndicated Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after each such renewal or extension); provided that in no event shall any Syndicated Letter of Credit have an expiry date after December 31, 2007.

(e)  Obligation of Lenders.  The obligation of any Lender under any Syndicated Letter of Credit shall be several and not joint and shall at any time be in an amount equal to such Lender’s Applicable Percentage of the aggregate undrawn amount of such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide.

(f)  Adjustment of Applicable Percentages.  Upon (i) the addition of a Person as Lender hereunder or the increase of the Commitment of a Lender, in each case pursuant to Section 2.09(c) or (ii) the assignment of all or a portion of the Commitment and interests in outstanding Loans and Syndicated Letters of Credit of a Lender pursuant to Section 2.20(b) or 10.04(b), the Administrative Agent shall promptly notify each beneficiary under an outstanding Syndicated Letter of Credit of the Lenders that are parties to such Syndicated Letter of Credit, after giving effect to such assignment, and their respective Applicable Percentages as of the effective date of such assignment.

(g)  Continuation of Existing Letters of Credit.  Subject to the terms and conditions hereof, each Existing Letter of Credit shall be deemed to be continued hereunder by all of the Lenders having Commitments on the Effective Date, and the obligation of each such Lender under such Existing Letter of Credit as so continued shall be several and not joint, based upon its Applicable Percentage and the aggregate undrawn amount of such Existing Letter of Credit, and each Existing Letter of Credit shall be deemed a Syndicated Letter of Credit for all purposes of this Agreement and the other Credit Documents as of the Effective Date.  The Administrative Agent shall, on the Effective Date or promptly thereafter, notify each beneficiary of an Existing Letter of Credit that is continued hereunder as to the names of the Lenders that, as of the Effective Date, will be the issuing lenders under, and party to, such Existing Letter of Credit and the Lenders’ respective Applicable Percentages thereunder as of such date.

SECTION 2.02.  Issuance and Administration.  Each Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Syndicated Letter of Credit, and the Administrative Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit and (c) notify such Lender and the applicable Account Party that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide.  Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer of the Person serving as the Administrative Agent, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder.  Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.  Upon the request of any Lender following the issuance of any Syndicated Letter of Credit, the Administrative Agent will furnish to such Lender a copy of such Syndicated Letter of Credit.

SECTION 2.03.  Reimbursement of LC Disbursements, Etc.

(a)  Reimbursement.  If any Lender shall make any LC Disbursement in respect of any Syndicated Letter of Credit, the applicable Account Party agrees that it shall reimburse such Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (i) the Business Day that such Account Party receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that such Account Party receives such notice, if such notice is not received prior to such time.

(b)  Reimbursement Obligations Absolute.  The Account Parties’ obligations to reimburse LC Disbursements as provided in paragraph (a) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Syndicated Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Syndicated Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment under a Syndicated Letter of Credit against presentation of a draft or other document not complying strictly with the terms of such Syndicated Letter of Credit, (iv) at any time or from time to time, without notice to any Account Party, the time for any performance of or compliance with any of such reimbursement obligations of any other Account Party shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Account Party being amended or otherwise modified in any respect, or any guarantee of any of such reimbursement obligations or any security therefor being released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any of such reimbursement obligations failing to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceeding of the type described in clause (h) or (i) of Article VII with respect to any other Account Party, AXIS Capital (if it is not an Account Party) or any other guarantor of any of such reimbursement obligations, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Account Party, AXIS Capital (if it is not an Account Party) or any other guarantor of any of such reimbursement obligations or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of an Account Party hereunder.

Neither the Administrative Agent nor any Lender nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Syndicated Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Syndicated Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent or a Lender from liability to an Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Account Party to the extent permitted by applicable law) suffered by such Account Party that are caused by the gross negligence or wilful misconduct of the Administrative Agent or a Lender when determining whether drafts and other documents presented under a Syndicated Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(A)  the Administrative Agent may accept documents that appear on their face to be in substantial compliance with the terms of a Syndicated Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Syndicated Letter of Credit;

(B)  the Administrative Agent shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Syndicated Letter of Credit; and

(C)  this sentence shall establish the standard of care to be exercised by the Administrative Agent when determining whether drafts and other documents presented under a Syndicated Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(c)  Disbursement Procedures.  The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit.  The Administrative Agent shall promptly after such examination (i) notify each of the Lenders and the applicable Account Party by telephone (confirmed by telecopy) of such demand for payment and (ii) deliver to each Lender a copy of each document purporting to represent a demand for payment under such Syndicated Letter of Credit; provided that any failure to give or delay in giving such notice or delivering such documents shall not relieve any Account Party of its obligation to reimburse the

Lenders with respect to any such LC Disbursement.  With respect to any drawing determined by the Administrative Agent to be properly made under a Syndicated Letter of Credit, each Lender will make an LC Disbursement in respect of such Syndicated Letter of Credit in accordance with its liability under such Syndicated Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make any such LC Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment.  Promptly following any LC Disbursement by any Lender in respect of any Syndicated Letter of Credit, the Administrative Agent will notify the applicable Account Party of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse the Lenders with respect to any such LC Disbursement or (if such Account Party is a Subsidiary Account Party) AXIS Capital of its guarantee of such obligation.

(d)  Interim Interest.  If any LC Disbursement with respect to a Syndicated Letter of Credit is made, then, unless the applicable Account Party shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Account Party reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that if such Account Party fails to reimburse such LC Disbursement when due pursuant to paragraph (a) of this Section, then Section 2.14(c) shall apply.

(e)  Cash Collateralization.  If an Event of Default shall occur and be continuing and AXIS Capital receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral for the aggregate LC Exposure of all the Lenders pursuant to this paragraph, AXIS Capital shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose AXIS Capital hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

SECTION 2.04.  Participated Letters of Credit.

(a)  General.  Subject to the terms and conditions set forth herein, any Account Party may request the Issuing Lender to issue, at any time and from time to time during the Availability Period, Participated Letters of Credit denominated in Dollars for its own account.  Each Participated Letter of Credit shall be in such form as such Account Party shall request and consistent with the requirements of the applicable regulatory authorities in the jurisdiction of issue as reasonably determined by the Administrative Agent or as otherwise agreed to by the Administrative Agent and AXIS Capital, provided that no Participated Letter of Credit may be requested hereunder for any jurisdiction unless AXIS Capital provides evidence reasonably satisfactory to the Administrative Agent that Syndicated Letters of Credit do not comply with the insurance laws of such jurisdiction.  Participated Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b)  Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Participated Letter of Credit (or the amendment, renewal or extension of an outstanding Participated Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Participated Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Participated Letter of Credit.  If requested by the Issuing Lender, such Account Party also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Participated Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Account Party to, or entered into by any Account Party with, the Issuing Lender relating to any Participated Letter of Credit, the terms and conditions of this Agreement shall control.

(c)  Limitations on Amounts.  A Participated Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Participated Letter of Credit each Account Party shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure of the Issuing Lender with respect to Participated Letters of Credit (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $75,000,000 and (ii) the aggregate Credit Exposure of the Lenders shall not exceed the aggregate amount of the Commitments.

(d)  Expiry Date.  Each Participated Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Participated Letter of Credit (or, in the case of any renewal or extension thereof, one year after each such renewal or extension); provided that in no event shall any Participated Letter of Credit have an expiry date after December 31, 2007.

(e)  Participations.  By the issuance of a Participated Letter of Credit (or an amendment to a Participated Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Participated Letter of Credit equal to such Lender’s Applicable

Percentage of the aggregate amount available to be drawn under such Participated Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Participated Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender in respect of any Participated Letter of Credit promptly upon the request of the Issuing Lender at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the Account Parties or at any time after any reimbursement payment is required to be refunded to the Account Parties for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly following receipt by the Administrative Agent of any payment from the Account Parties pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not relieve the Account Parties of their obligation to reimburse such LC Disbursement.  Notwithstanding anything herein to the contrary, effective upon the increase of the Commitments pursuant to Section 2.09(c), each Lender’s participation in any Participated Letter of Credit outstanding on such date shall be adjusted to reflect its Applicable Percentage after giving effect to such increase.

(f)  Reimbursement.  If any Lender shall make any LC Disbursement in respect of any Participated Letter of Credit, the applicable Account Party agrees that it shall reimburse such Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (i) the Business Day that such Account Party receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that such Account Party receives such notice, if such notice is not received prior to such time.  If such Account Party fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Account Party in respect thereof and such Lender’s Applicable Percentage thereof.

(g)  Obligations Absolute.  The applicable Account Parties’ obligations to reimburse LC Disbursements in respect of any Participated Letter of Credit as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Participated Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Participated Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Participated Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Participated Letter of Credit, (iv)

at any time or from time to time, without notice to any Account Party, the time for any performance of or compliance with any of such reimbursement obligations of any other Account Party shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Account Party being amended or otherwise modified in any respect, or any guarantee of any of such reimbursement obligations or any security therefor being released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any of such reimbursement obligations failing to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in clause (h) or (i) of Article VII with respect to any other Account Party, AXIS Capital, (if it is not an Account Party) or any guarantor of any of such reimbursement obligations, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Account Party, AXIS Capital (if it is not an Account Party) or any guarantor of any of such reimbursement obligations, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of any Account Party hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Participated Letter of Credit or any payment or failure to make any payment under a Participated Letter of Credit (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Participated Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Account Parties to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by the Account Parties that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Participated Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(i)  the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Participated Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Participated Letter of Credit;

(ii)  the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Participated Letter of Credit; and

(iii)  this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Participated Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)  Disbursement Procedures.  The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Participated Letter of Credit.  The Issuing Lender shall promptly after such examination notify the Administrative Agent and the applicable Account Party by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i)  Interim Interest.  If any LC Disbursement is made with respect to a Participated Letter of Credit, then, unless the applicable Account Party shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Account Party reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that if such Account Party fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.14(c) shall apply.

(j)  Cash Collateralization.  If an Event of Default shall occur and be continuing and AXIS Capital receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral for the aggregate LC Exposure of all the Lenders pursuant to this paragraph, AXIS Capital shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose AXIS Capital hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

(k)  Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement between AXIS Capital, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Account Parties shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.13(c).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Participated Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Participated Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Participated Letters of Credit.

SECTION 2.05.  Loans and Borrowings.

(a)  General.  Subject to the terms and conditions set forth herein, in addition to the Syndicated Letters of Credit provided for in Section 2.01 and the Participated Letters of Credit provided for in Section 2.04, any Borrower may request each Lender, and each Lender hereby agrees, to make Loans in Dollars to such Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment, (ii) the total Credit Exposures exceeding the total Commitments or (iii) the aggregate principal amount of all outstanding Loans exceeding $300,000,000 (the “Revolving Credit Sublimit”).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

(b)  Obligations of Lenders.  Each Loan shall be made as part of a Borrowing of a Borrower consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c)  Type of Loans.  Subject to Section 2.15, each Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the applicable Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)  Minimum Amounts; Limitation on Number of Borrowings.  Each Eurodollar Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000.  Each ABR Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(a).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings for all Borrowers outstanding.

(e)  Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, none of the Borrowers shall be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.06.  Requests for Borrowings.

(a)  Notice by the Borrowers.  To request a Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower.

(b)  Content of Borrowing Requests.  Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)  in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.05(e); and

(v)  the location and number of the applicable Borrower’s account to which funds are to be disbursed.

(c)  Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)  Failure to Elect.  If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified in the applicable Borrowing Request with respect to any requested Eurodollar Borrowing, then the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.07.  Funding of Borrowings.

(a)  Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower (if any) maintained with the Administrative Agent in New York City and designated by such Borrower (or such other account of such Borrower designated by it) in the applicable Borrowing Request; provided that ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.03(a) shall be remitted by the Administrative Agent to the Lenders in accordance with Section 2.19.

(b)  Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and such Borrower severally agree to pay, without duplication, to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.

(a)  Elections by the Borrowers.  The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)  Notice of Elections.  To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.06 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

(c)  Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.05:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.05(e).

(d)  Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  Failure to Elect; Events of Default.  If the applicable Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies AXIS Capital, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.09.  Termination, Reduction and Increase of the Commitments.

(a)  Scheduled Termination.  Unless previously terminated, the Commitments shall terminate at the close of business on the Commitment Termination Date.

(b)  Voluntary Termination or Reduction.  AXIS Capital may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $10,000,000 or a larger multiple of $5,000,000, (ii) AXIS Capital shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Credit Exposures would exceed the total Commitments and (iii) each reduction of the Commitments shall result in a proportionate reduction in the Revolving Credit Sublimit.  AXIS Capital shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the

Lenders of the contents thereof.  Each notice delivered by AXIS Capital pursuant to this paragraph shall be irrevocable.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(c)  Increases to Commitments.  AXIS Capital shall have the right at any time prior to the date that is 30 days prior to the Commitment Termination Date to increase the aggregate Commitments hereunder up to an aggregate amount not exceeding $1,000,000,000 by adding to this Agreement one or more other NAIC Approved Lenders (which may include any existing Lender, with the consent of such Lender in its sole discretion) (each such bank, a “Supplemental Lender”)) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), provided that (i) each Supplemental Lender shall have entered into an agreement pursuant to which such Supplemental Lender shall undertake a Commitment (or, if such Supplemental Lender is an existing Lender, pursuant to which its Commitment shall be increased), (ii) such Commitment of any Supplemental Lender that is not an existing Lender shall be in an amount of at least $25,000,000 and (iii) such Commitment (together with the increased Commitment(s) of all other Supplemental Lenders being provided at such time) shall be in an aggregate amount of at least $25,000,000.  Each such Supplemental Lender shall enter into an agreement in form and substance satisfactory to AXIS Capital and the Administrative Agent pursuant to which such Supplemental Lender shall, as of the effective date of such increase in the Commitments (which shall be a Business Day and, unless the Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur or no Borrowing is scheduled to be made, each a “Supplemental Commitment Date”), undertake a Commitment (or, if any such Supplemental Lender is an existing Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and such Supplemental Lender shall thereupon become (or continue to be) a “Lender” for all purposes hereof.  Notwithstanding the foregoing, no increase in the aggregate Commitments hereunder pursuant to this Section shall be effective unless:

(i)  AXIS Capital shall have given the Administrative Agent notice of any such increase at least three Business Days prior to the applicable Supplemental Commitment Date;

(ii)  no Default shall have occurred and be continuing on the applicable Supplemental Commitment Date; and

(iii)  each of the representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents shall be true on and as of the applicable Supplemental Commitment Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice under clause (i) above shall be deemed to constitute a representation and warranty by AXIS Capital and the other Credit Parties as to the matters specified in clauses (ii) and (iii) above.

On each Supplemental Commitment Date, each Borrower shall (A) prepay the then outstanding Loans (if any) to such Borrower in full held by the Lenders immediately prior to giving effect to such increase in the Commitments, (B) if it shall so request, borrow new Loans from all Lenders (including any Supplemental Lender) in an aggregate amount at least equal to such prepayment, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.17.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.

(a)  Repayment.  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the unpaid principal amount of the Loans made to such Borrower on the Commitment Termination Date.

(b)  Manner of Payment.  Prior to any repayment of any Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings of such Borrower to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings.  If the applicable Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid (in accordance with the immediately preceding sentence) or prepaid (in accordance with Section 2.11(b)), such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c)  Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)  Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Borrower to which such Loan was made, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from a Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)  Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)  Promissory Notes.  Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note of such Borrower.  In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the applicable Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.

(a)  Right to Prepay Borrowings.  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to the requirements of this Section.

(b)  Notices, Etc.  The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.05(d).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14 and shall be made in the manner specified in Section 2.10(b).

SECTION 2.12.  Addition and Termination of Subsidiary Credit Parties.

(a)  Addition of Subsidiary Credit Party.  AXIS Capital may, by notice to the Administrative Agent, which shall promptly notify the Lenders, request from time to time that any direct or indirect, wholly-owned Subsidiary become a party to this Agreement as an Account Party and/or a Borrower (as specified in such notice); provided that such request shall be made in writing and specify the proposed date, which shall be at least 15 Business Days (or, in the case of any Subsidiary listed on Schedule 2.12, 5 Business Days) after the date of such request (the “Designation Date”), on which the designation of such Subsidiary as an Account Party and/or a Borrower. as applicable, would be effective and shall be accompanied by final drafts of the documentation required by clause (ii) of the last sentence of this paragraph.  Each Lender, acting in its sole discretion, shall, by notice to AXIS Capital and the Administrative Agent given on or before the Designation Date, advise AXIS Capital whether or not such Lender agrees to such designation; provided that (x) each Lender that determines not to agree to such designation shall notify AXIS Capital and the Administrative Agent of such fact promptly after such determination (but in any event no later than the Designation Date) and any Lender that does not advise AXIS Capital on or before the Designation Date shall be deemed not to have consented to such designation and (y) each Lender consents to the designation of any Subsidiary listed on Schedule 2.12 as an Account Party and a Borrower upon the date any such Subsidiary shall receive all necessary regulatory approval required to be party to this Agreement and deliver the documentation required by clause (ii) of the last sentence of this paragraph.  If (and only if), on or before the Designation Date, (i) each Lender shall have consented to the designation of a Subsidiary as an Account Party and/or a Borrower, as applicable, and (ii) such Subsidiary shall have delivered to the Administrative Agent a Subsidiary Joinder Agreement executed by such Subsidiary and AXIS Capital (together with a copy of the Investment Guidelines of such Subsidiary as in effect on the Designation Date, a process agent acceptance letter in respect of such Subsidiary substantially in the form of Exhibit C and such other documents (including legal opinions) as the Administrative Agent shall reasonably request, which may include other documents that are consistent with conditions set forth in Section 4.01, each in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent shall accept such Subsidiary Joinder Agreement on the Designation Date, and upon such acceptance (x) the Administrative Agent shall promptly notify the Lenders thereof and (y) such Subsidiary shall become a party to this Agreement as an Account Party and/or a Borrower, as applicable.

(b)  Termination of Subsidiary Credit Party.  AXIS Capital may at any time at which (i) any Subsidiary party hereto as an Account Party shall not be an Account Party with respect to any outstanding Letter of Credit and shall not have any unpaid LC Disbursements terminate such Subsidiary as an Account Party hereunder or (ii) any Subsidiary party hereto as a Borrower shall not have any unpaid Loans or unpaid interest thereon terminate such Subsidiary as a Borrower hereunder, in each case by delivering an executed notice thereof, substantially in the form of Exhibit D hereto, to the Administrative Agent (which shall promptly notify the Lenders).  Immediately upon the receipt by the Administrative Agent of such notice, (in the case of a termination of a Subsidiary Account Party) all Commitments of the Lenders to issue Syndicated Letters of Credit, or to participate in Participated Letters of Credit issued, for account of such Subsidiary Account Party and (in the case of a termination of a Subsidiary Borrower) to make Loans to such Subsidiary Borrower, and all related rights of such Subsidiary hereunder, shall terminate and, as applicable, such Subsidiary Account Party shall immediately cease to be an Account Party and/or such Subsidiary Borrower shall immediately cease to be a Borrower hereunder; provided that all obligations of such Subsidiary as an Account Party and/or a Borrower, as applicable, hereunder arising in respect of any period in which such Subsidiary was, or on account of any action or inaction by such Subsidiary as, an Account Party and/or a Borrower hereunder, as applicable, shall survive such termination.

SECTION 2.13.  Fees.

(a)  Commitment Fee.  AXIS Capital agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date.  Accrued commitment fees shall be payable on the third Business Day following each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  Letter of Credit Fee.  AXIS Capital agrees to pay to the Administrative Agent for account of each Lender a letter of credit fee, which shall accrue at the Applicable Rate on such Lender’s Applicable Percentage of the average daily aggregate undrawn amount of all outstanding Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure.  Accrued letter of credit fees shall be payable on the third Business Day following each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof; provided that after the termination of the Commitments, letter of credit fees shall be payable on demand.  Letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Participated Letter of Credit Fees.  AXIS Capital agrees to pay to the Issuing Lender with respect to Participated Letters of Credit a fronting fee at a rate per annum agreed between AXIS Capital and the Issuing Lender on the average daily amount of the LC Exposure in respect of Participated Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure.  Fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the Effective Date; provided that after the termination of the Commitments, fronting fees shall be payable on demand.  Fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)  Letter of Credit Commissions, Etc.  AXIS Capital agrees to pay, on demand, to the Administrative Agent for its own account or the account of the Issuing Lender with respect to Participated Letters of Credit, as applicable, all commissions, charges, costs and expenses with respect to the issuance, amendment, renewal and extension of each Letter of Credit and drawings and other transactions relating thereto in amounts customarily charged from time to time in like circumstances by the Person serving as the Administrative Agent and/or such Issuing Lender, as applicable, and notified to AXIS Capital in writing by the Administrative Agent and/or such Issuing Lender.

(e)  Agent Fees.  AXIS Capital agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between AXIS Capital and the Administrative Agent.

(f)  Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the commitment fees, letter of credit fees and fronting fees referred to in paragraphs (a), (b) and (c), respectively, of this Section, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.14.  Interest.

(a)  ABR Loans.  The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate.

(b)  Eurodollar Loans.  The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin plus, for any Commitment Utilization Day, the Additional Margin.

(c)  Default Interest.  Notwithstanding the foregoing, if any reimbursement of an LC Disbursement or any principal of or interest on any Loan or any fee or other amount payable by a Credit Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any overdue reimbursement of an LC Disbursement or overdue principal of any Loan, 2% plus the rate otherwise applicable to such LC Disbursement or such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments prior to the Commitment Termination Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)  Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15.  Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to AXIS Capital and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies AXIS Capital and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16.  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of issuing, maintaining or participating in any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then AXIS Capital will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or Letters of Credit issued, or participated in, by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time AXIS Capital will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates from Lenders.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to AXIS Capital and shall be conclusive absent manifest error.  AXIS Capital shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof by AXIS Capital.

(d)  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that AXIS Capital shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies AXIS Capital of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment as a result of a request by AXIS Capital pursuant to Section 2.20(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, AXIS Capital shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to AXIS Capital and shall be conclusive absent manifest error.  AXIS Capital shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18.  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of a Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Credit Parties.  In addition, each Credit Party shall pay any Other Taxes in respect of such Credit Party to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Credit Parties.  Each Credit Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand to such Credit Party therefor, for the full amount of any Indemnified Taxes or Other Taxes in respect of such Credit Party (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Exemptions.  Each Lender and the Administrative Agent shall, at the written request of a Credit Party, provide to such Credit Party such form, certification or similar documentation, if any (each duly completed, accurate and signed) as is currently required by any Credit Party Jurisdiction or any other jurisdiction, or comply with such other requirements, if any, as is currently applicable in any Credit Party Jurisdiction or any other jurisdiction, in order to obtain an exemption from, or reduced rate of, deduction, payment or withholding of Indemnified Taxes or Other Taxes to which such Lender or the Administrative Agent is entitled pursuant to an applicable tax treaty or the law of any Credit Party Jurisdiction or any other jurisdiction; provided that such Credit Party shall have furnished to such Lender or the Administrative Agent in a reasonably timely manner copies of such documentation and notice of such requirements together with applicable instructions.  No Credit Party shall be required to indemnify any Lender or the Administrative Agent under clauses (a) or (c) of this Section for any Indemnified Taxes or Other Taxes to the extent such Indemnified Taxes or Other Taxes would not be imposed but for the failure by such Lender or the Administrative Agent, as the case may be, to comply with the provisions of the preceding sentence.  Upon the written request of a Credit Party, each Lender and the Administrative Agent will provide to such Credit Party such form, certification or similar documentation (each duly completed, accurate and signed) as may in the future be required by any Credit Party Jurisdiction or any other jurisdiction, or comply with such other requirements, if any, as may be applicable in any Credit Party Jurisdiction or any other jurisdiction in order to obtain an exemption from, or reduced rate of, deduction, payment or withholding of Indemnified Taxes or Other Taxes to which such Lender or the Administrative Agent is entitled pursuant to an applicable tax treaty or the law of the relevant jurisdiction; provided that neither such Lender nor the Administrative Agent shall have any obligation to provide such form, certification or similar document if it would be unduly burdensome, would require such Lender or the Administrative Agent to disclose any confidential information or would otherwise be materially disadvantageous to such Lender or the Administrative Agent; and

provided further that such Credit Party shall have furnished to such Lender or the Administrative Agent in a reasonably timely manner copies of such documentation and notice of such requirements together with applicable instructions.

SECTION 2.19.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by the Credit Parties.  Each Credit Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.16, 2.17 or 2.18, or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received either on such date or on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments pursuant to Sections 2.16, 2.17, 2.18 and 10.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Credit Document shall be made in Dollars.

(b)  Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) each reimbursement of LC Disbursements shall be made to the Lenders, each Borrowing shall be made from the Lenders, each payment of fees under Section 2.13 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments (or, in the case of any such reimbursement or payment after the termination of the Commitments, pro rata according to the respective Credit Exposures of the Lenders); (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by a Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by a Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and LC Disbursements and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or LC Disbursements to any assignee or participant, other than to a Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(e)  Presumptions of Payment.  Unless the Administrative Agent shall have received notice from a Credit Party prior to the date on which any payment is due from such Credit Party to the Administrative Agent for account of the Lenders hereunder that such Credit Party will not make such payment, the Administrative Agent may assume that such Credit Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if such Credit Party has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)  Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.19(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20.  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.16, or if a Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans and Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  AXIS Capital hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 2.16, or if a Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.18 or if any Lender ceases to be an NAIC Approved Lender, then AXIS Capital may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) AXIS Capital shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and the amount of its LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Credit Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling AXIS Capital to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of AXIS Capital and (except with respect to Section 3.04, the first sentence of Section 3.11 and Sections 3.13(a) and 3.14) the other Credit Parties severally represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Such Credit Party and each of its Subsidiaries is duly organized, validly existing and (in the case of any Credit Party organized under the laws of the United States of America or any State thereof, or any other jurisdiction where the concept of “good standing” of a corporation or company is applicable) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within such Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by such Credit Party and constitutes, and each of the other Credit Documents to which any Credit Party is to be a party, when executed and delivered by such Credit Party will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, examination or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of (including any exchange control approval), registration or filing with, or any other action by, any Governmental Authority (including the Bermuda Monetary Authority), except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation (including regulations of the Bermuda Monetary Authority) or the charter, by-laws or other organizational documents of such Credit Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon such Credit Party or any of its Subsidiaries or assets, or give rise to a right thereunder to require any material payment to be made by any such Person, and (d) will not result in the creation or imposition of any material Lien on any asset of such Credit Party or any of its Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)  Financial Condition.  AXIS Capital has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2003, audited by Deloitte & Touche LLP, independent public accountants, and (ii) the unaudited balance sheet and statement of income of each Subsidiary Credit Party as of such date and for such fiscal year.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of AXIS Capital and its consolidated Subsidiaries (in the case of the financial statements referred to in clause (i) of the first sentence of this paragraph) and the financial condition and results of operations of each Subsidiary Credit Party ((in the case of the financial statements referred to in clause (ii) of the first sentence of this paragraph) as of such date and for such fiscal year in accordance with GAAP.  None of AXIS Capital and its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except (i) as referred to or reflected or provided for in such balance sheet as of December 31, 2003 and (ii) for insurance payment liabilities or liabilities arising in the ordinary course of AXIS Capital’s or any of its Subsidiary’s business as an insurance or reinsurance company.

(b)  No Material Adverse Change.  Since December 31, 2003, there has been no event, development or circumstance that has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05.  Properties.  Such Credit Party and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

SECTION 3.06.  Litigation.

(a)  Actions, Suits and Proceedings.  Except as disclosed in Schedule 3.06(a) or as routinely encountered in claims activity, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of such Credit Party, threatened against or affecting such Credit Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)  Disclosed Matters.  Since the date hereof, there has been no change in the status of the matters disclosed in Schedule 3.06(a) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Such Credit Party and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment and Holding Company Status.  Neither such Credit Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09.  Taxes.  Such Credit Party and each of its Subsidiaries has timely filed or caused to be filed (taking into account any applicable extension within which to file) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  Pension-Related Matters.  Except as could not reasonably be expected to result in a Material Adverse Effect, (i) all contributions required to be made by such Credit Party or any of its Subsidiaries with respect to a Benefit Plan have been timely made, (ii) each Benefit Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority and (iii) neither such Credit Party nor any of its Subsidiaries has incurred any obligation in connection with the termination or withdrawal from any Benefit Plan.

SECTION 3.11.  Disclosure.  AXIS Capital has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of AXIS Capital or any other Credit Party to the Lenders in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder as modified or supplemented by other information so furnished (taken as a whole with all such written information theretofore or contemporaneously furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, AXIS Capital represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Use of Credit.  Neither such Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.13.  Indebtedness and Liens.

(a)  Indebtedness.  Schedule 6.05 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, AXIS Capital or any of its Subsidiaries outstanding on the Effective Date, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 6.05.

(b)  Liens.  Schedule 6.02 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Effective Date covering any property of AXIS Capital or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 6.02.

SECTION 3.14.  Subsidiaries.  Set forth in Schedule 3.14 is a complete and correct list of all of the Subsidiaries of AXIS Capital as of the date hereof, together with, for each such Subsidiary, the jurisdiction of organization of such Subsidiary.  Except as disclosed in Schedule 3.14, (i) each such Subsidiary is a directly or indirectly wholly-owned Subsidiary, (ii) each of AXIS Capital and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 3.14, (iii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iv) there are no outstanding Equity Rights with respect to such Person.

SECTION 3.15.  Withholding Taxes.  Based upon information with respect to each Lender provided by each Lender to the Administrative Agent, as of the Effective Date, the payment of the Loans and LC Disbursements and interest thereon, the fees under Section 2.13 and all other amounts payable hereunder will not be subject, by withholding or deduction, to any Taxes imposed by any Credit Party Jurisdiction.

SECTION 3.16.  Stamp Taxes.  To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, it is not necessary that this Agreement or any other document be filed or recorded with any Governmental Authority or that any stamp or similar tax be paid on or in respect of this Agreement, or any other document other than (i) such filings and recordations that have already been made, (ii) such stamp or similar taxes that have already been paid and (iii) nominal stamp taxes on any promissory note of any Subsidiary Borrower organized under the laws of Ireland payable prior to the execution thereof.

SECTION 3.17.  Legal Form.  Each of the Credit Documents is in proper legal form under the law of the jurisdiction of organization of each Credit Party for the enforcement thereof against each Credit Party under such law, and if each of the Credit Documents were stated to be governed by such law, they would constitute legal, valid and binding obligations of each Credit Party under such law, enforceable in accordance with their respective terms.  All formalities required in the jurisdiction of organization of each Credit Party for the validity and enforceability of each of the Credit Documents (including any necessary registration, recording or filing with any court or other authority in such jurisdiction) have been accomplished, and no Indemnified Taxes or Other Taxes are required to be paid to such jurisdiction, or any political subdivision thereof or therein, and no notarization is required, for the validity and enforceability thereof (except as provided in Section 3.16).

ARTICLE IV

CONDITIONS

SECTION 4.01.  Effective Date.  The obligations of the Lenders (or the Issuing Lender, as the case may be) to issue or continue Letters of Credit and to make Loans hereunder are subject to the receipt by the Administrative Agent of each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a)  Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)  Opinions of Counsel to Credit Parties.  Opinions, each addressed to the Administrative Agent and the Lenders and dated the Effective Date, of (i) Conyers Dill &

Pearman, Bermuda counsel to AXIS Capital and AXIS Specialty, substantially in the form of Exhibit E-1, (ii) Skadden, Arps, Slate, Meagher &Flom LLP, New York counsel to the Credit Parties, substantially in the form of Exhibit E-2, and (iii) William Fry, Irish counsel to AXIS Re and AXIS Specialty Europe, substantially in the form of Exhibit E-3.

(c)  Opinion of Special New York Counsel to JPMCB.  An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit F (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d)  Organizational Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)  Officer’s Certificate.  A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of AXIS Capital, confirming that (i) the representations and warranties of AXIS Capital set forth in this Agreement are true and correct on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default has occurred and is continuing on such date.

(f)  Existing Credit Agreements.  Evidence that (i) AXIS Capital shall have paid in full (or is paying from the proceeds of Borrowings on the Effective Date) all principal of and interest accrued on the outstanding loans under the Existing Credit Agreement and all fees, expenses and other amounts owing by it thereunder (to the extent that reasonably detailed statements for such fees, expenses and other amounts have been delivered to it prior to the Effective Date), (ii) the commitments of the lenders thereunder shall have terminated and (iii) any letters of credit issued and outstanding thereunder (x) shall have expired or been terminated or (y) shall be continued hereunder as Syndicated Letters of Credit as contemplated by Section 2.01(g).

(g)  Process Agent Acceptance Letters.  A process agent acceptance letter in respect of each Credit Party substantially in the form of Exhibit C.

(h)  Other Documents.  Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment by AXIS Capital of such fees as AXIS Capital shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the extensions of credit hereunder (to the extent that reasonably detailed statements for such fees and expenses have been delivered to AXIS Capital prior to the Effective Date).

The Administrative Agent shall notify AXIS Capital and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders (or the Issuing Lender, as the case may be) to issue or continue Letters of Credit and make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 5:00 p.m., New York City time, on March 25, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender (or Issuing Lender, as the case may be) to make any Loan or issue, amend, renew or extend any Letter of Credit is additionally subject to the satisfaction of the following conditions:

(a)  the representations and warranties of the Credit Parties set forth in this Agreement and in the other Credit Documents shall be true and correct on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit or the date of such Loan, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b)  at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by AXIS Capital and (if different) the applicable Credit Party on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, AXIS Capital covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  AXIS Capital will furnish to the Administrative Agent and each Lender:

(a)  within 90 days after the end of each fiscal year of AXIS Capital, the audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows of AXIS Capital and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if such figures were already produced for such corresponding period or periods), all reported on by Deloitte &

Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of AXIS Capital and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of AXIS Capital, the consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows of AXIS Capital and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year (if such figures were already produced for such corresponding period or periods), all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of AXIS Capital and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate signed by a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.04, 6.05, 6.06 and 6.07 and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.04 and, if any such material change has occurred, specifying the effect of such material change on the financial statements accompanying such certificate;

(d)  within 15 days after the filing of Statutory Statements by any Insurance Company, a copy of such Statutory Statements of such Insurance Company for the relevant fiscal year, accompanied by a certificate of a senior financial officer of such Insurance Company (i) certifying that such Statutory Statements present the financial condition and results of operations of such Insurance Company in accordance with SAP and (ii) stating whether any material change in SAP or in the application thereof has occurred since the date of the Statutory Statements most recently filed with the Applicable Insurance Regulatory Authority by such Insurance Company prior to the date hereof and, if any such material change has occurred, specifying the effect of such material change on the Statutory Statements accompanying such certificate;

(e)  concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by AXIS Capital or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any U.S., Bermuda, Irish or other securities exchange, or distributed by AXIS Capital to its shareholders generally, as the case may be;

(g)  promptly after any amendment or modification of the Investment Guidelines of any Credit Party by the board of directors of such Credit Party, but in any case not more than once per calendar quarter, a copy of such Investment Guidelines as so amended or modified; and

(h)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of AXIS Capital or any of its Subsidiaries, or compliance with the terms of this Agreement or any other Credit Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  AXIS Capital will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting AXIS Capital or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of AXIS Capital setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by AXIS Capital with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  AXIS Capital will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.01.  AXIS Capital will, and will cause each of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04.  Insurance.  AXIS Capital will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its directors, officers and physical plant in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.05.  Maintenance of Properties.  AXIS Capital will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.  Payment of Obligations.  AXIS Capital will, and will cause each of its Subsidiaries to, pay or discharge:

(a)  on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income;

(b)  on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property;

(c)  on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property (other than Liens not prohibited by Section 6.02) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of AXIS Capital or such Subsidiary in any proceeding under the Bermuda Companies Law or Bermuda Insurance Law or the applicable Laws of such Subsidiary’s jurisdiction of organization, or any insolvency proceeding, liquidation, receivership, rehabilitation, dissolution or winding-up involving AXIS Capital or such Subsidiary; and

(d)  on or prior to the date when the same shall become delinquent or be in default, all other obligations that, if not paid, could reasonably be expected to result in a Material Adverse Effect;

provided that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, neither AXIS Capital nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim so long as (i) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, (ii) such reserves or other appropriate provisions as may be required by GAAP or SAP, as the case may be, shall have been made therefor and (iii) such failure to pay or discharge (individually in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.  Financial Accounting Practices.  AXIS Capital will, and will cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements required under Section 5.01 in conformity with GAAP and SAP, as applicable, and to maintain accountability for assets.

SECTION 5.08.  Compliance with Applicable Laws.  AXIS Capital will, and will cause each of its Subsidiaries to, comply with all applicable Laws (including but not limited to the Bermuda Companies Law, Bermuda Insurance Laws and environmental laws) in all respects, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09.  Use of Letters of Credit and Proceeds of Loans.  The proceeds of the Loans will be used only for general corporate purposes of AXIS Capital and its Subsidiaries and the Letters of Credit will be issued only in the ordinary course of business of AXIS Capital and its Subsidiaries.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X of the Board.

SECTION 5.10.  Inspection Rights.  Subject to Section 10.12, AXIS Capital will, and will cause each of its Subsidiaries to, permit such Persons as the Administrative Agent or any Lender may designate, upon reasonable prior notice, to visit and inspect any of its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, and provide such other information relating to its business, financial condition and prospects at such times as the Administrative Agent or such Lender, as the case may be, may reasonably request.

SECTION 5.11.  Financial Strength Rating.  AXIS Capital will cause each of the Subsidiary Credit Parties to maintain a financial strength rating of at least “B++” from A.M. Best & Co. (or its successor) at all times.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, AXIS Capital covenants and agrees with the Lenders that:

SECTION 6.01.  Fundamental Changes.

(a)  Mergers, Consolidations, Etc.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

(b)  Acquisitions.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of property to be sold or used in the ordinary course of business and Investments permitted under Section 6.06.

(c)  Dispositions.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, convey, sell, assign, lease, abandon, transfer or otherwise dispose of, voluntarily or involuntarily, in one transaction or a series of transactions, all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries, whether now owned or hereafter acquired (any of the foregoing being referred to in this Section as a “Disposition”).

(d)  Permitted Mergers, Acquisitions, Dispositions, Etc.  Notwithstanding the foregoing provisions of this Section:

(i)  any Subsidiary of AXIS Capital may be merged or consolidated with or into any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a wholly owned Subsidiary, the wholly owned Subsidiary shall be the continuing or surviving corporation;

(ii)  any Subsidiary of AXIS Capital may make a Disposition of any or all of its property to AXIS Capital or any wholly owned Subsidiary of AXIS Capital;

(iii)  a Disposition of the capital stock of any Subsidiary of AXIS Capital may be made to AXIS Capital or any wholly owned Subsidiary of AXIS Capital;

(iv)  AXIS Capital or any of its Subsidiaries may make a Disposition in the ordinary course of business and on ordinary business terms;

(v)  Any non-operating Subsidiary may liquidate, wind up or dissolve itself;

(vi)  AXIS Capital and its Subsidiaries may make any Permitted Investments; and

(vii)  AXIS Capital and any of its Subsidiaries may merge with or into or consolidate with any other Person; provided that (a) immediately prior and after giving effect to such merger or consolidation, no Default shall have occurred and be continuing and (b) after giving effect thereto AXIS Capital or such Subsidiary shall be the continuing or surviving corporation.

SECTION 6.02.  Liens.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets, tangible or intangible, now owned or hereafter acquired by it, except:

(a)  Liens existing on the date hereof (and extension, renewal and replacement Liens upon the same property) listed on Schedule 6.02; provided that (i) no such Lien shall extend to any other property or asset of AXIS Capital or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)  Liens arising from taxes, assessments, charges, levies or claims described in Section 5.06 that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under Section 5.06;

(c)  Liens on fixed or capital assets acquired, constructed or improved by AXIS Capital or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.05(g), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of AXIS Capital or any Subsidiary;

(d)  zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, AXIS Capital or any such Subsidiary;

(e)  statutory and common law Liens of materialmen, mechanics, carriers, warehousemen and landlords and other similar Liens arising in the ordinary course of business;

(f)  Liens on cash and securities of AXIS Capital or its Subsidiaries incurred as part of the management of a Credit Party’s investment portfolio in accordance with the Investment Guidelines of such Credit Party;

(g)  Liens on (i) assets received, and on actual or imputed investment income on such assets received, relating and identified to specific insurance payment liabilities or to liabilities arising in the ordinary course of AXIS Capital’s or any of its Subsidiary’s business as an insurance or reinsurance company, or the proceeds thereof, in each case held in a segregated trust or other account and securing such liabilities or (ii) any other assets subject to any trust or other account arising out of or as a result of contractual, regulatory or any other requirements; provided that in no case shall any such Lien secure Indebtedness and any Lien which secures Indebtedness shall not be permitted under this clause (g);

(h)  Liens arising in the ordinary course of business on operating accounts (including any related securities accounts) maintained by AXIS Capital or any of its Subsidiaries in the ordinary course of business;

(i)  Liens in favor of the Administrative Agent for the benefit of the Lenders arising pursuant to any of the Credit Documents;

(j)  Liens securing repurchase agreements constituting a borrowing of funds by AXIS Capital or any Subsidiary in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case; provided that such Liens are limited to the securities that are the subject of such repurchase agreements;

(k)  Liens on any assets of any Person existing at the time such Person is merged or consolidated with or into AXIS Capital or any of its Subsidiaries and not created in contemplation of such event;

(l)  Liens securing obligations owed by AXIS Capital to any of its Subsidiaries or owed by any Subsidiary to AXIS Capital or any Subsidiary, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations; and

(m) Liens arising in connection with securities lending arrangements with financial institutions in the ordinary course of business.

SECTION 6.03.  Transactions with Affiliates.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, enter into or carry out any transaction with (including, without limitation, sell, lease or otherwise transfer any property or assets or services to, purchase, lease or otherwise acquire any property or assets or services from, loan or advance to or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of AXIS Capital, or directly or indirectly agree to do any of the foregoing, except (i) transactions between or among AXIS Capital and its wholly-owned Subsidiaries not involving any other Affiliate, (ii) transactions with Affiliates in good faith in the ordinary course of AXIS Capital’s business and at prices and on terms and conditions no less favorable to AXIS Capital or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person and (iii) any Restricted Payment permitted by Section 6.07.

SECTION 6.04.  Financial Covenants.

(a)  Ratio of Total Funded Debt to Total Capitalization.  AXIS Capital will not permit the ratio of (a) Total Funded Debt to (b) the sum of Total Funded Debt plus Consolidated Net Worth to be greater than 0.35:1.00 at any time.

(b)  Consolidated Net Worth.  AXIS Capital will not permit its Consolidated Net Worth to be less than at any time the sum of (i) $1,975,000,000 plus (ii) 50% of consolidated net income of AXIS Capital for each fiscal quarter ending on or after March 31, 2005 plus (iii) an amount equal to 100% of the net cash proceeds received by AXIS Capital from the issuance of its capital stock after the Effective Date.

SECTION 6.05.  Indebtedness.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, at any time create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except:

(a)  Indebtedness created hereunder;

(b)  Indebtedness existing on the date hereof and described in Schedule 6.05 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)  Indebtedness incurred by the Credit Parties pursuant to a credit facility or facilities providing for the making of loans and/or the issuance of letters of credit in an aggregate principal or face amount not exceeding $125,000,000 at any time outstanding;

(d)  Indebtedness incurred in transactions described in Section 6.02(f);

(e)  Indebtedness of AXIS Capital to any Subsidiary and of any Subsidiary to AXIS Capital or any other Subsidiary;

(f)  Guarantees by AXIS Capital of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of AXIS Capital or any other Subsidiary;

(g)  Indebtedness of AXIS Capital or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $50,000,000 at any time outstanding;

(h)  other Indebtedness of AXIS Capital in an aggregate principal amount not exceeding $500,000,000 at any time outstanding; and

(i)  Indebtedness of AXIS Capital or any Subsidiary in connection with securities lending arrangements with financial institutions in the ordinary course of business.

SECTION 6.06.  Investments.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

(a)  Investments outstanding on the date hereof;

(b)  operating accounts (including any related securities accounts) maintained by AXIS Capital or any of its Subsidiaries in the ordinary course of business;

(c)  Permitted Investments of any Credit Party;

(d)  Investments by AXIS Capital and its Subsidiaries in Subsidiaries;

(e)  Swap Agreements entered into in the ordinary course of AXIS Capital’s or any Subsidiary’s financial planning and not for speculative purposes;

(f)  Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(g)  Guarantees by AXIS Capital of obligations of any of its Subsidiaries with respect to operating leases of office space not exceeding $50,000,000 in the aggregate;

(h)  AXIS Capital may (directly, or indirectly through one or more Subsidiaries) make Acquisitions that are not otherwise already permitted under any other provision of this Section; provided that (i) immediately prior and after giving effect to each such Acquisition, no Default shall have occurred and be continuing and AXIS Capital shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect; (ii) at the time of each such Acquisition and after giving effect thereto, AXIS Capital may not enter into such Acquisition if the aggregate consideration to be paid by AXIS Capital and its Subsidiaries in connection therewith, when added to the aggregate consideration paid by AXIS Capital and its Subsidiaries in connection with each other Acquisition permitted by this clause (h) and consummated prior thereto but after the Effective Date, shall exceed $250,000,000, (iii) in the case of an Acquisition of a Person, such Acquisition has been approved by the board of directors of such Person prior to the commencement of any tender offer, proxy contest or the like in respect thereof and (iv) any Person or assets acquired pursuant hereto shall be in the insurance or reinsurance business;

(i)  Investments received in connection with the bankruptcy or reorganization of, or settlement of, delinquent accounts and disputes with any Person in the ordinary course of business by any Credit Party;

(j)  Investments by AXIS Capital consisting of Guarantees by AXIS Capital of Indebtedness permitted under Section 6.05; and

(k)  usual and customary loans and advances to any employees, officers and directors of the Credit Parties in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that such loans and advances are approved by the board of directors or a committee thereof of the relevant Credit Party.

SECTION 6.07.  Restricted Payments.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) AXIS Capital may declare and pay dividends with respect to its capital stock consisting solely of additional shares of its common stock, (b) AXIS Capital may declare and pay cash dividends with respect to its capital stock in an aggregate amount not exceeding $150,000,000 for any fiscal year of AXIS Capital, (c) AXIS Capital may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of AXIS Capital and its Subsidiaries and (d) AXIS Capital may repurchase shares of its capital stock for consideration in an aggregate amount not exceeding $500,000,000; provided that after giving effect to each such repurchase no Default shall have occurred and be continuing.  Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of AXIS Capital to AXIS Capital or to any other Subsidiary of AXIS Capital.

SECTION 6.08.  Continuation of and Change in Businesses.  AXIS Capital will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business or businesses other than the business or businesses engaged in (or which AXIS Capital or any of its Subsidiaries, as the case may be, proposes to engage in) on the date hereof and businesses related or incidental thereto.

SECTION 6.09.  Private Act.  AXIS Capital will not become subject to a Private Act.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)  any Credit Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  any Credit Party shall fail to pay any interest on any Loan or LC Disbursement or any fee payable under this Agreement or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more days;

(c)  any representation or warranty made or deemed made by any Credit Party in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the provisions hereof or any other Credit Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect as of the time made (or deemed made) or furnished;

(d)  AXIS Capital shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Credit Party’s existence), 5.09, 5.11 or in Article VI;

(e)  any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Credit Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to AXIS Capital;

(f)   AXIS Capital or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after taking account of any applicable grace period);

(g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under the Bermuda Companies Law or any other similar applicable Law or (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  any Credit Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bermuda Companies Law or any other similar applicable Law, or shall consent to the filing of any such petition, or shall consent to the appointment of an examiner, receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate or other action shall be taken by any Credit Party in furtherance of any of the aforesaid purposes;

(j)  one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against AXIS Capital or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of AXIS Capital or any of its Subsidiaries to enforce any such judgment;

(k)  an ERISA Event (or any event similar to an ERISA Event with respect to any non-U.S. Benefit Plan) shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such similar events that have occurred, could reasonably be expected to result in liability of AXIS Capital and its Subsidiaries in an aggregate amount exceeding $50,000,000;

(l)  the Guarantee of AXIS Capital under Article IX shall for whatever reason be terminated or cease to be in full force and effect, or the validity or enforceability thereof shall be contested by AXIS Capital; or

(m)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Credit Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to AXIS Capital, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding and all fees and other obligations of the Credit Parties accrued hereunder to be due and payable in whole (or in part, in which case any principal and any fees and other obligations not so declared to be due and payable may thereafter be declared to be due and payable) and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, and such fees and other obligations shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and in case of any event with respect to any Credit Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

If an Event of Default shall occur and be continuing, the Administrative Agent or the Required Lenders may require AXIS Capital (or, in case of any Event of Default described in clause (h) or (i) of this Article, AXIS Capital shall become immediately obligated) to deposit cash collateral pursuant to Section 2.03(e).

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with AXIS Capital or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to AXIS Capital or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, to the extent required by this Agreement, all of the Lenders) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by AXIS Capital or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for AXIS Capital), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and AXIS Capital.  Upon any such resignation, the Required Lenders shall have the right, with the consent of AXIS Capital (which consent shall not be unreasonably withheld), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders, with the consent of AXIS Capital (which consent shall not be unreasonably withheld), appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by AXIS Capital to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between AXIS Capital and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Credit Documents.

Notwithstanding anything herein to the contrary, Sole Lead Arranger and Sole Bookrunner, Syndication Agent and  Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE IX

GUARANTEE

SECTION 9.01.  The Guarantee.  AXIS Capital hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of all principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower pursuant to this Agreement, all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Subsidiary Account Party pursuant to this Agreement and all other amounts from time to time owing to the Lenders or the Administrative Agent by each Subsidiary Credit Party under this Agreement or under any of the other Credit Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  AXIS Capital hereby further agrees that if any Subsidiary Credit Party shall fail to pay in full when due (whether by acceleration or otherwise) any of the Guaranteed Obligations, AXIS Capital will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 9.02.  Obligations Unconditional.  The obligations of AXIS Capital under Section 9.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Subsidiary Credit Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of AXIS Capital hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of AXIS Capital hereunder, which shall remain absolute and unconditional as described above:

(i)  at any time or from time to time, without notice to AXIS Capital, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)  any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)  any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

With respect to its obligations under this Article, AXIS Capital hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Subsidiary Credit Party under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 9.03.  Reinstatement.  The obligations of AXIS Capital under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Subsidiary Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and AXIS Capital agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 9.04.  Subrogation.  AXIS Capital hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against any Subsidiary Credit Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 9.05.  Remedies.  AXIS Capital agrees that, as between AXIS Capital on the one hand and the Administrative Agent and the Lenders on the other, the obligations of each Subsidiary Credit Party under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 9.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Subsidiary Credit Party and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Credit Party) shall forthwith become due and payable by AXIS Capital for purposes of Section 9.01.

SECTION 9.06.  Instrument for the Payment of Money.  AXIS Capital hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by AXIS Capital in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 9.07.  Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to AXIS Capital, to it at 106 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention of Andrew Cook (Telecopy No. (441) 296-3140);

(ii)  if to a Subsidiary Credit Party listed below, to it at the address (or telecopy number) set forth below for such Subsidiary Credit Party:

AXIS Specialty Limited

106 Pitts Bay Road

Pembroke, Bermuda

HM 08

Attention:  Andrew Cook

Telecopy No.:  (441) 296-3140

Telephone No.:  (441) 296-2600

AXIS Re Limited and AXIS Specialty Europe Limited

Mount Herbert Court

34 Upper Mount Street

Dublin 2

Ireland

Attention: Tim Hennessy

Telecopy No.:  (011) 353 1 664 1862

Telephone No.:  (011) 353 1 664 1611

(iii)  if to a Subsidiary Credit Party not listed in clause (ii) above, to it at the address (or telecopy number) set forth in the Subsidiary Joinder Agreement to which it is a party or (if such Subsidiary Credit Party is not a party to any Subsidiary Joinder Agreement or if no such address is set forth in such Subsidiary Joinder Agreement) to it at the address set forth in clause (i) above;

(iv)  if to the Administrative Agent, to JPMorgan Chase Bank, 1111 Fannin, 10th Floor, Houston, Texas 77002-8069, Attention of Loan and Agency Services Group (Telecopy No. (713) 750-2782; Telephone No. (713) 750-2102), with a copy to JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of Heather Lindstrom (Telecopy No. (212) 270-1511; Telephone No. (212) 270-9839); and

(v)  if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and such Lender.  The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to AXIS Capital and the Administrative Agent, or, in the case of any such change by the Administrative Agent, by notice to AXIS Capital and the Lenders).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.  Waivers; Amendments.

(a)  No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by a Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)  increase the Commitment of any Lender without the written consent of such Lender or increase the Revolving Credit Sublimit without the consent of each Lender affected thereby,

(ii)  reduce the principal amount of any Loan or the amount of any reimbursement obligation of an Account Party in respect of any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)  postpone the scheduled date for payment of the principal amount of any Loan or reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or any Letter of Credit (other than an extension thereof pursuant to an “evergreen” provision with respect to any Letter of Credit), without the written consent of each Lender affected thereby,

(iv)  change Section 2.19(c) or 2.19(d) without the consent of each Lender affected thereby,

(v)  change or terminate the obligations of AXIS Capital pursuant to Article IX without the written consent of each Lender or

(vi)  change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  AXIS Capital shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Credit Document or any other document referred to herein or therein.

(b)  Indemnification by AXIS Capital.  AXIS Capital shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds thereof, or any Letter of Credit or the use thereof (including any refusal by any Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  Reimbursement by Lenders.  To the extent that AXIS Capital fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)  Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, or any Letter of Credit or the use thereof.

(e)  Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.  Successors and Assigns.

(a)  Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.  Any Lender may assign to one or more NAIC Approved Lenders all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and under any Letter of Credit to which it is a party (if such Letter of Credit permits such assignment or the beneficiary consents thereto); provided that

(i)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, AXIS Capital must give its prior written consent to such assignment (which consent shall not be unreasonably withheld),

(ii)  each of the Administrative Agent and the Issuing Lender with respect to Participated Letters of Credit must give its prior written consent to such assignment (which consent, in each case, shall not be unreasonably withheld),

(iii)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of AXIS Capital and the Administrative Agent otherwise consent,

(iv)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(v)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and

(vi)  the assignee, if it shall not be a Lender, shall deliver an Administrative Questionnaire to the Administrative Agent;

provided further that any consent of AXIS Capital otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing.  Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and AXIS Capital, the option to provide to the Credit Parties all or any part of any Loan or LC Disbursement that such Granting Lender would otherwise be obligated to make to the Credit Parties pursuant to Section 2.05 or Section 2.01, respectively; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan or LC Disbursement, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan or LC Disbursement, the Granting Lender shall be obligated to make such Loan or LC Disbursement pursuant to the terms hereof and (iii) any Credit Party may bring any proceeding against the Granting Lender or the SPV in order to enforce any rights of such Credit Party under any of the Credit Documents.  The making of a Loan or LC Disbursement by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan or LC Disbursement were made by the Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement.  In addition, notwithstanding anything to the contrary contained in this Section, any SPV may with notice to, but without the prior written consent of, AXIS Capital or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan or Letter of Credit to its Granting Lender or to any financial institutions (consented to by AXIS Capital and the Administrative Agent) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to fund such Loans or issue such Letters of Credit and such SPV may disclose, on a confidential basis, confidential information with respect to AXIS Capital and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV.  This paragraph may not be amended without the consent of any SPV at the time holding Loans or LC Disbursements under this Agreement.

(c)  Maintenance of Register by the Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of each Credit Party, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by AXIS Capital and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Effectiveness of Assignments.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)  Participations.  Any Lender may, without the consent of any Credit Party or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Credit Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the

Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, each Credit Party agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f)  Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with AXIS Capital’s prior written consent.

(g)  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)  No Assignments to AXIS Capital or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to AXIS Capital or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18, 10.03 and 10.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction; Etc.

(a)  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Submission to Jurisdiction.  Each Credit Party hereby agrees that any suit, action or proceeding with respect to this Agreement, the other Credit Documents or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York, in the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), or in any other appellate court in the State of New York, as the party commencing such suit, action or proceeding may elect in its sole discretion; and each Credit Party hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  Each Credit Party further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile.

(c)  Waiver of Venue.  Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Appointment of Agent for Service of Process.  Each Credit Party irrevocably designates and appoints CT Corporation System, at its office in New York City, New York, U.S.A., as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City.  Each Credit Party represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent.  Said designation and appointment shall be irrevocable by each such Credit Party until all reimbursement obligations, Loans, interest thereon and all other amounts payable hereunder and under the other Credit Documents shall have been paid in full in accordance with the provisions hereof and thereof or, if earlier, in the case of any Subsidiary Credit Party, when such Subsidiary Credit Party is terminated as an Account Party and a Borrower hereunder pursuant to Section 2.12(b).  If such agent shall cease so to act, each Credit Party covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(e)  Service of Process.  Each party to this Agreement (other than the Credit Parties) irrevocably consents to service of process in the manner provided for notices in Section 10.01.   Each Credit Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in Section 10.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to such Credit Party at its address for notices set forth or referred to in clause (i) or (ii), as applicable, of Section 10.01(a) or to any other address of which such Credit Party shall have given written notice to the applicable Lender.  Each Credit Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Credit Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Credit Party.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f)  No Immunity.   To the extent that a Credit Party may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Credit Document, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Credit Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Credit Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 10.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Treatment of Certain Information; Confidentiality.

(a)  Treatment of Certain Information.  AXIS Capital acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to AXIS Capital or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and AXIS Capital hereby authorizes each Lender to share any information delivered to such Lender by AXIS Capital and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b)  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory body; provided that unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify AXIS Capital of any request by any governmental agency or representative thereof (other than such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of AXIS Capital, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to AXIS Capital and its obligations, (vii) with the consent of AXIS Capital or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than AXIS Capital.  For the purposes of this paragraph, “Information” means all information received from AXIS Capital relating to AXIS Capital or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by AXIS Capital; provided that, in the case of information received from AXIS Capital after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13.  Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Credit Party under this Agreement to make payment to (or for account of) a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York City with the judgment currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Credit Parties in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Credit Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each Credit Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

SECTION 10.14.  USA Patriot Act.  Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AXIS CAPITAL HOLDINGS LIMITED

By	/s/ Andrew Cook
Name: Andrew Cook
Title: CFO

SUBSIDIARY CREDIT PARTIES

AXIS SPECIALTY LIMITED

	By	/s/ Andrew Cook
Name: Andrew Cook
Title: Director

AXIS RE LIMITED

By	/s/ Andrew Cook
Name: Andrew Cook
Title: Director

AXIS SPECIALTY EUROPE LIMITED

By	/s/ Andrew Cook
Name: Andrew Cook
Title: Director

LENDERS

JPMORGAN CHASE BANK, individually and as Administrative Agent

By	/s/ Heather Lindstrom
Name: Heather Lindstrom
Title: Vice President

BARCLAYS BANK PLC

By	/s/ Neil Holmes
Name: Neil Holmes
Title: Relationship Director

CITIBANK, N.A.

By	/s/ Michael A. Taylor
Name: Michael A. Taylor
Title: Managing Director

ING BANK N.V.

By	/s/ M. Shaiman
Name: M. Shaiman
Title: Managing Director

WACHOVIA BANK, N.A.

By	/s/ Kimberly Shaffer
Name: Kimberly Shaffer
Title: Director

HSBC BANK USA

By	/s/ Anthony C. Valeucourt
Name: Anthony C. Valeucourt
Title: Managing Director

CREDIT LYONNAIS NEW YORK BRANCH

By	/s/ Sebastian Rocco
Name: Sebastian Rocco
Title: Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Ruth Leung	/s/ Charles Kohler
	Name: Ruth Leung	Charles Kohler
	Title: Director	Managing Director

LLOYDS TSB BANK PLC

By	/s/ Michael J. Gilligan	/s/ James M. Rudd
	Name: Michael J. Gilligan	James M. Rudd
	Title: Director, Financial Institution, USA	Vice-President

MORGAN STANLEY BANK

By	/s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

THE BANK OF NEW YORK

By	/s/ Scott Schaeffer
Name: Scott Schaeffer
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ John F. M. Holm
Name: John F. M. Holm
Title: Business Development Director

COMERICA BANK

By	/s/ Martin G. Ellis
Name: Martin G. Ellis
Title: First Vice President

FLEET NATIONAL BANK

By	/s/ George J. Urban
Name: George J. Urban
Title: Vice President